Fidelity Bond Coverage

Underwriter:	Continental Casualty Company

Period for which premiums have been paid: From 12:01 a.m. on 8/19/2019 to 12:01 a.m. on 8/19/2020.

Policy Number: 169906855

Company	Coverage	Premium*
The Advisors’ Inner Circle Fund	$40,000,000	$27,942
The Advisors’ Inner Circle Fund II	$40,000,000	$10,151
The Advisors’ Inner Circle Fund III	$40,000,000	$4,130
Bishop Street Funds	$40,000,000	$171
The KP Funds	$40,000,000	$14,133
Causeway Capital Management Trust	$40,000,000	$10,492
Causeway ETMF Trust	$40,000,000	$8
SEI Tax Exempt Trust	$40,000,000	$4,745
SEI Daily Income Trust	$40,000,000	$11,048
SEI Institutional International Trust	$40,000,000	$6,876
SEI Institutional Managed Trust	$40,000,000	$26,247
SEI Asset Allocation Trust	$40,000,000	$987
SEI Institutional Investments Trust	$40,000,000	$48,366
Adviser Managed Trust	$40,000,000	$1,870
New Covenant Funds	$40,000,000	$972
SEI Structured Credit Fund, L.P.	$40,000,000	$1,578
SEI Insurance Products Trust	$40,000,000	$50
SEI Catholic Values Trust	$40,000,000	$349
Gallery Trust	$40,000,000	$609
Schroder Series Trust	$40,000,000	$227
Schroder Global Series Trust	$40,000,000	$847

*	SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.